Exhibit (a)(1(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock of

Security Land & Development Corporation

at $1.57 Net Per Share by

AB Value Partners, LP and AB Opportunity Fund, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MAY 9, 2017, UNLESS THE OFFER IS EXTENDED.

AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF” and, together with ABVP, “Purchasers”), each a private investment fund, hereby seek to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), in Security Land & Development Corporation, a Georgia corporation (“Security Land & Development” or “Company”), at a purchase price of $1.57 per Share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”).

The Offer is not conditioned upon Purchasers obtaining financing or upon the tender of any minimum number of Shares. The Offer is subject to other conditions. See “The Offer - Section 14 - Conditions to the Offer.”

In considering the Offer, you should note that the Offer Price of $1.57 per Share in this Offer to Purchase is 25.6% higher than the $1.25 per Share offer price made by the Company in its tender offer, commenced on or about February 17, 2017, to purchase up to 2,526,247 Shares. If you have previously tendered your Shares to the Company but want to accept our Offer, then you must send a written notice of withdrawal no later than 5:00 p.m., Augusta, Georgia time, on Tuesday, April 12, 2017 (unless extended by the Company), in accordance with withdrawal procedures set forth in Company’s offering documents.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares; (ii) upon the occurrence of any of the conditions specified in “The Offer - Section 14 - Conditions to the Offer,” to terminate the Offer and not accept for payment any Shares; and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination or amendment will promptly be disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with applicable law. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled expiration date, in accordance with applicable law.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other required documents may be directed to InvestorCom, Inc., at 65 Locust Avenue, Third Floor, New Canaan, CT 06840, phone (203) 972-9300 or (877) 972-0090.

The date of this Offer to Purchase is April 7, 2017.

IMPORTANT NOTE

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either:

●
Complete and sign the Letter of Transmittal enclosed with this Offer to Purchase in accordance with the Instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal and any other required documents to Direct Transfer LLC, the depositary for the Offer (the “Depositary”), and either deliver your certificates for your Shares to the Depositary along with the Letter of Transmittal or deliver your Shares in accordance with the procedure for book-entry transfer set forth in “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares”, in each case before the expiration of the Offer; or

●
Request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, then you must contact that person in order to tender your Shares to us pursuant to the Offer.

If you want to tender your Shares, but: (i) your certificates for such Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer; (ii) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or (iii) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, then you can still tender your Shares if you comply with the guaranteed delivery procedures set forth in “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares.”

If you have previously tendered your Shares to the Company in response to its tender offer, commenced on or about February 17, 2017, to purchase up to 2,526,247 Shares for $1.25 per Share, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated February 7, 2017 and amended March 15, 2017 (the “Company Offer to Purchase”), and the related Letter of Transmittal of the Company (which, together with any amendments and supplements thereto, collectively, the “Company Tender Offer”), but you would rather tender your Shares to Purchasers pursuant to the Offer for $1.57 per Share, then you must withdraw your tender to the Company. You have the right to withdraw your tender to the Company at any time prior to the expiration date of the Company Tender Offer (including any extensions to the expiration date as may be announced by the Company). To withdraw any previous tender you made to the Company, you must provide the Company with a written notice of withdrawal before 5:00 p.m., Augusta, Georgia time, on Tuesday, April 12, 2017 (unless extended by the Company) by following the withdrawal procedures set forth in “The Offer - Section 8 - Withdrawal Rights” of the Company Offer to Purchase.

We are not making the Offer to, and will not accept any tendered Shares from or on behalf of, shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer or on our behalf other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, then you must not rely upon such recommendation, information or representation as having been authorized by us.

Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal and other required documents, may be directed to InvestorCom, Inc., at 65 Locust Avenue, Third Floor New Canaan, CT 06840, phone (203) 972-9300 or (877) 972-0090.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	6
THE OFFER	8
1. TERMS OF THE OFFER; EXPIRATION DATE	8
2. ACCEPTANCE FOR PAYMENT AND PAYMENT	10
3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	10
4. WITHDRAWAL RIGHTS	14
5. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO U.S. HOLDERS	15
6. PRICE RANGE OF THE SHARES; DIVIDENDS	16
7. EFFECTS OF THE OFFER	16
8. CERTAIN INFORMATION CONCERNING THE COMPANY.	16
9. CERTAIN INFORMATION CONCERNING PURCHASERS AND THEIR AFFILIATES	17
10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.	18
11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY	18
12. SOURCE AND AMOUNT OF FUNDS	18
13. DIVIDENDS AND DISTRIBUTIONS	19
14. CONDITIONS TO THE OFFER	19
15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	21
16. CERTAIN FEES AND EXPENSES	22
17. MISCELLANEOUS	22

SUMMARY TERM SHEET

AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF” and, together with ABVP, “Purchasers”), each a private investment fund, hereby seek to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), in Security Land & Development Corporation, a Georgia corporation (“Security Land & Development” or “Company”), at a purchase price of $1.57 per Share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”).

The following are some questions that you, as a shareholder of Security Land & Development, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

The information concerning Security Land & Development contained herein and elsewhere in this Offer to Purchase has been taken from, or is based upon, publicly available documents or records of Security Land & Development on file with the Securities and Exchange Commission (“SEC”) or other public sources at the time of the Offer. Purchasers have not independently verified the accuracy and completeness of such information. Purchasers have no knowledge that would indicate that any statements contained herein relating to Security Land & Development taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect.

In this Offer to Purchase, unless the context requires otherwise, the terms “Purchaser,” “we,” “our” and “us” refer to ABVP and ABOF.

Who is offering to purchase my Shares?

The Offer to Purchase the Shares is being made by AB Value Partners, LP, a Delaware limited partnership, and AB Opportunity Fund, LLC, a Delaware limited liability company, each a private investment fund. The assets of ABVP and ABOF are managed by AB Value Management LLC, a New Jersey limited liability company, whose managing member and executive officer is Andrew Berger. Mr. Berger owns individually 50,000 Shares. Purchasers and their affiliates (other than Mr. Berger) do not own any of the Shares. Purchasers are not affiliated with Security Land & Development.

It is anticipated that, if the Offer is consummated, then: (i) approximately 50% of the tendered Shares will be purchased by ABVP and approximately 50% of the tendered Shares will be purchased by ABOF, up to a total of 636,942 Shares; and (ii) any tendered Shares in excess of 636,942 Shares will be purchased by ABOF. Purchasers have combined cash and cash equivalents on hand which would exceed the total purchase price, including all associated fees, if all the Shares are tendered in the Offer.

See “The Offer - Section 9 - Certain Information Concerning Purchasers and Their Affiliates” for more information about Purchasers and their affiliates.

What securities are you offering to purchase?

Subject to certain conditions, we are offering to purchase all of the outstanding Shares that we (and our affiliates) do not own. As of February 10, 2017, there were 5,243,107 Shares issued and outstanding, based on Security Land & Development’s Form 10-Q for the quarter ended December 31, 2016 (the “Security Land & Development’s Form 10-Q”), filed with the SEC on February 13, 2017. See “Introduction.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $1.57 per Share, in cash, without interest thereon and less any required withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, then you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply. See “Introduction,” “The Offer - Section 1 - Terms of the Offer; Expiration Date” and “The Offer - Section 16 - Certain Fees and Expenses.”

Why are you making the Offer?

We are making the Offer because we believe that Shares in Security Land & Development are an attractive investment. We would like to acquire a sizable percentage of the Company, and we believe that the Offer is the most effective means to acquire Shares in the Company from shareholders who seek liquidity because we are willing to pay more per Share than the $1.25 per Share that the Company is offering to pay pursuant to its tender offer, commenced on or about February 17, 2017, to purchase up to 2,526,247 Shares, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated February 7, 2017 and amended March 15, 2017 (the “Company Offer to Purchase”), and the related Letter of Transmittal of the Company (which, together with any amendments and supplements thereto, collectively, the “Company Tender Offer”). The Offer will provide liquidity to those shareholders desiring to sell, while allowing us to increase our ownership interest in the Company. See “The Offer - Section 11 - Purpose of the Offer; Plans for the Company.”

Do you have the financial resources to complete the Offer?

Yes. If the total number of Shares sought is purchased, and assuming the Offer Price is $1.57 per Share, then the aggregate purchase price would be approximately $8,153,178. We intend to pay the Offer Price and related expenses using our cash and cash equivalents on hand. We currently have sufficient cash and cash equivalents on hand to fund all of our commitments under this Offer. The consummation of the Offer is not conditioned on Purchasers obtaining financing. See “The Offer - Section 12 - Source and Amount of Funds” and “The Offer - Section 16 - Certain Fees and Expenses.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not believe that our financial condition is material to your decision whether to tender in the Offer because: (i) the form of payment consists solely of cash; (ii) the Offer is not subject to any financing condition; (iii) all of our funding will come from our cash and cash equivalents on hand; and (iv) we currently have sufficient cash and cash equivalents on hand to purchase all Shares validly tendered in the Offer and not validly withdrawn. See “The Offer - Section 12 - Source and Amount of Funds.”

What are the material U.S. federal income tax consequences of tendering my Shares?

As with any ordinary sale of stock in the public markets, the sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. If you sell Shares pursuant to the Offer, then you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the Shares sold pursuant to the Offer. This gain or loss will be capital gain or loss, provided the Shares are held as capital assets, and the capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, you held the Shares for one year or less. You are urged to consult with your own tax advisors regarding the tax consequences of tendering your Shares in the Offer. See “The Offer - Section 5 - Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders.”

We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

How long do I have to decide whether to tender in the Offer?

You have until the expiration of the Offer to tender your Shares. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on May 9, 2017. If the Offer is extended, then we will issue a press release or public announcement declaring the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer was scheduled to expire. See “The Offer - Section 1 - Terms of the Offer; Expiration Date.”

Will all of the Shares I validly tender be accepted by Purchasers?

Yes. We will purchase all Shares validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer. See “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, when and how will I receive payment for my Shares?

Provided the conditions to the Offer are satisfied and Purchasers accept your Shares for payment and consummate the Offer, you will receive payment as promptly as practicable following the expiration of the Offer. If you tender by delivering the certificates representing your Shares, payment to you will be made by Purchasers in the form of a check for an amount equal to the number of Shares you tendered multiplied by the Offer Price, less any required withholding for U.S. federal income tax purposes. If your nominee tenders your Shares to The Depository Trust Company (“DTC”), payment to you will be made by Purchasers through credit to your bank or brokerage account, less applicable brokerage fees, and any required withholding for U.S. federal income tax purposes. See “The Offer - Section 1 - Terms of the Offer; Expiration Date” and “The Offer - Section 2 - Acceptance for Payment and Payment” for more information.

What are the most significant conditions to the Offer?

The Offer is not conditioned upon Purchasers obtaining financing or on the tender of a minimum number of Shares. However, our obligation to accept and pay for your tendered Shares depends upon the conditions set forth in “The Offer - Section 14 - Conditions to the Offer” (any of which may be waived by us), including, but not limited to:

●
any change or prospective change in the affairs of Security Land & Development that, in our reasonable judgment, has a materially adverse effect on Security Land & Development or us;

●
the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects the Offer or our ability to exercise ownership rights with respect to the Shares;

●
the existence of any law limiting our ability to consummate the Offer;

●
a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States;

●
the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory; or

●
the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States.

Can the Offer be extended and under what circumstances?

We may extend the Offer from time to time in our sole discretion. See “The Offer - Section 1 - Terms of the Offer; Expiration Date.”

How will I be notified if the Offer is extended?

If we extend the Offer, then we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See “The Offer - Section 1 - Terms of the Offer; Expiration Date.”

What does Security Land & Development’s Board of Directors think of the Offer?

Purchasers have not asked Security Land & Development’s Board of Directors to review or approve the Offer. Within ten (10) business days after the date of this Offer to Purchase, Security Land & Development is required by law to publish, send or give to you a statement either: (i) recommending acceptance or rejection of the Offer; (ii) stating that it has no opinion with respect to the Offer; or (iii) stating that it is unable to take a position with respect to the Offer.

Security Land & Development has commenced the Company Tender Offer to purchase up to 2,526,247 Shares at a purchase price of $1.25 per Share. Security Land & Development’s Board of Directors has approved the Company Tender Officer and found it to be fair, but did not make any recommendation to the shareholders as to whether they should tender their Shares in the Company Tender Offer.

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Shares, then you will continue to own such Shares after the consummation of the Offer.

The Shares are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such registration may be terminated upon application of Security Land & Development to the SEC if the Shares are not held by 300 or more holders of record. As set forth in the Company Offer to Purchase, Security Land & Development had 595 shareholders of record before the Company Tender Offer was commenced. Accordingly, if the Shares tendered to the Company in the Company Tender Offer and/or the shares tendered to Purchasers in the Offer reduces the number of shareholders of record below 300, then Security Land & Development would be eligible to, and has indicated that it would expect to, terminate the registration of its common stock under the Exchange Act. If its common stock is de-registered, then it will likely be more difficult for shareholders to obtain information about the Company. See “The Offer -Section 7 - Effects of the Offer.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Direct Transfer LLC, the depositary for the Offer (the “Depositary”), not later than the time the Offer expires. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), then the Shares can be tendered by your nominee through the DTC. If you want to tender your Shares, but: (i) your certificates for such Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer; (ii) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or (iii) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, then you can still tender your Shares if you comply with the guaranteed delivery procedures described in this Offer to Purchase. See “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares.”

How do I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written or facsimile notice to the Depositary prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment after the expiration of the Offer, then you can withdraw them at any time until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. See “The Offer - Section 4 - Withdrawal Rights.”

What are Purchasers’ future plans for the Company?

We are making the Offer for investment purposes with a view towards making a profit. Our intent is to acquire Shares that we hope might ultimately increase in value. The Offer represents a way for us to acquire Shares given the lack of a trading market for the Shares. In addition, the Offer allows us to offer all of the shareholders an opportunity to sell all or part of their investment if they choose to do so at this time.

While Purchasers intend to seek ways to maximize the value of the Shares and Security Land & Development’s assets, Purchasers do not have any present intention to take any action in connection with any extraordinary transaction involving the Company or control of the Company. However Purchasers reserve the right to take such actions in the future.

We may also decide to change our intentions with respect to the purposes and plans described in “The Offer - Section 11 - Purpose of the Offer; Plans for the Company.” Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Security Land & Development, the market for the Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

Who can I talk to if I have any questions about the Offer?

Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal and other required documents, may be directed to InvestorCom, Inc. (the “Information Agent”), at 65 Locust Avenue, Third Floor New Canaan, CT 06840, phone (203) 972-9300 or (877) 972-0090.

What is the market value of my Shares?

There is no established market for the Shares and, according to the Company Offer to Purchase, they are rarely transferred. See “The Offer - Section 6 - Price Range of the Shares; Dividends.”

To All Holders of Shares of Common Stock of Security Land & Development Corporation:

INTRODUCTION

AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF” and, together with ABVP, “Purchasers”), each a private investment fund, hereby seek to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), in Security Land & Development Corporation, a Georgia corporation (“Security Land & Development” or “Company”), at a purchase price of $1.57 per Share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”). In this Offer to Purchase, unless the context requires otherwise, the terms “Purchaser,” “we,” “our” and “us” refer to AB Value Partners, LP and AB Opportunity Fund, LLC.

The Offer will expire at 5:00 p.m., New York time, on May 9, 2017 (the “Expiration Date”) unless we decide to extend the Offer.

Certain conditions to the consummation of the Offer are described in “The Offer - Section 14 -Conditions to Offer.” We reserve the right (subject to applicable law and the rules of the Securities and Exchange Commission (“SEC”)) to amend or waive any one or more of the terms of, and conditions to, the Offer. However, if any of these conditions are not satisfied, we may elect not to purchase any Shares tendered in the Offer. The Offer is not conditioned on our obtaining financing or on any minimum number of Shares being tendered in the Offer.

If you are a record owner of Shares and tender directly to Direct Transfer LLC, the depositary for the Offer (the “Depositary”), then you will generally not be obligated to pay brokerage, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to our purchase of Shares in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, then that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply

Under certain circumstances, you may be subject to U.S. federal withholding taxes of 28.0% of the gross proceeds payable to you pursuant to the Offer, depending on your personal situation. See “The Offer - Section 5 - Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders” for a more detailed description of the material U.S. federal income tax considerations applicable to Security Land & Development’s shareholders in connection with the Offer. We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

We will pay the fees and expenses of the Depositary in connection with the Offer. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Shares are accepted for payment. We will also pay any expenses of InvestorCom, Inc. (the “Information Agent”) associated with answering questions and providing information concerning the Offer.

The Offer has not been reviewed by Security Land & Development’s Board of Directors or management. No later than ten (10) business days from the date of this Offer to Purchase, Security Land & Development is required by law to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, SECURITY LAND & DEVELOPMENT’S SHAREHOLDERS.

According to Security Land & Development’s Form 10-Q, as of February 10, 2017, there were 5,243,107 Shares of common stock issued and outstanding.

In the event the Offer is terminated or not consummated, or after the expiration of the Offer, we reserve the right, subject to applicable law, to purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable than, the terms of this Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

Section 1.  Terms of the Offer; Expiration Date.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), we will accept for payment for all Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with “The Offer - Section 4 - Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York time, on May 9, 2017, unless and until we extend the period of time that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned on the satisfaction of certain conditions. See “The Offer - Section 14 - Conditions to the Offer.” We reserve the right (but shall not be obligated), in our sole discretion, and for any reason, to waive any of such conditions.

We reserve the right to decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but not the obligation, and regardless of whether or not any of the events or facts set forth in “The Offer - Section 14 - Conditions to the Offer” shall have occurred, to:

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extend the Offer beyond the then scheduled Expiration Date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the Depositary; and

●
amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

If by 5:00 p.m., New York time, on May 9, 2017 (or any date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, we reserve the right (but will not be obligated to), subject to applicable laws and regulations of the SEC, to:

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extend the Offer, and, subject to applicable withdrawal rights, retain all tendered Shares during the period for which the Offer is open or extended;

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waive any conditions to the tender and accept for payment on the Expiration Date and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

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terminate the Offer and not accept for payment or pay for any Shares, in which case all tendered Shares shall promptly be returned to tendering shareholders; and

●
amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Offer to Purchase and the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we extend the Offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in “The Offer - Section 4 - Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer, or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. A minimum ten-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought.

If we decide, in our sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten (10) business days from the date the notice of the increase is first published, sent or given to holders of Shares. If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

After the expiration of the Offer, we may, in our sole discretion, but are not obligated to, provide a subsequent offering period of at least three (3) business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer (a “Subsequent Offer”). A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to shareholders tendering Shares in a Subsequent Offering Period, if one is provided. Pursuant to Rule 14d-11 under the Exchange Act, we may provide a Subsequent Offering Period so long as, among other things: (i) the initial offering period of at least twenty (20) business days has expired; (ii) we immediately accept and promptly pay for all securities validly tendered during the Offer; (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period; and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We do not currently intend to provide a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, then we will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We will make a request to Security Land & Development for its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Section 2.  Acceptance for Payment and Payment.

Promptly following the Expiration Date and upon the terms of, and subject to the conditions to, the Offer (including, if the Expiration Date is extended or the Offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), we will accept for payment and, subject to any applicable withholding tax obligations, pay for the Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, “Withdrawal Rights.” We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See “The Offer - Section 1 - Terms of the Offer; Expiration Date” and “The Offer - Section 14 - Conditions to Offer.”

In all cases, payment for Shares accepted for payment under the Offer will be made only after timely receipt by the Depositary of: (i) certificates representing, or a timely book-entry confirmation respecting, those Shares; (ii) a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and (iii) any other documents the Letter of Transmittal requires.

Accordingly, tendering shareholders may be paid at different times depending on when Shares and other required documents are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have purchased Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Shares pursuant to the Offer. On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose Shares we have accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, our obligation to make such payments shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares. However, we will effect any such delays in compliance with Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer. In such a case, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, the withdrawal rights described in “The Offer - Section 4 - Withdrawal Rights.” Under no circumstances will interest be paid on the purchase price to be paid regardless of any extension of the Offer or any delay in making payment.

If we increase the consideration to be paid for the Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

If any tendered Shares are not purchased under the Offer for any reason, or if share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained within The Depository Trust Company (“DTC”)), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

Section 3.  Procedures for Accepting the Offer and Tendering Shares.

Valid Tender. For a shareholder to validly tender Shares under the Offer:

(i)      the Depositary must receive, at the address set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

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a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other required documents; and

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either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery; or

(ii)           the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedures we describe below.

The term “agent’s message” means a message, transmitted by the DTC, to, and received by, the Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”), except in cases where Shares are tendered:

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by a registered holder of Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

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for the account of an Eligible Institution.

If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, then your tender may be effected if all the following conditions are met:

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your tender is made by or through an Eligible Institution;

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a properly completed and executed Notice of Guaranteed Delivery, substantially in the form we provide (the “Notice of Guaranteed Delivery”), is received by the Depositary, as provided below, prior to the Expiration Date; and

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the Depositary receives, at the address set forth on the back cover of this Offer to Purchase and within the period of three (3) trading days after the date of execution of that Notice of Guaranteed Delivery, either:

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the certificates representing the Shares being tendered together with (i) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (ii) all other required documents; or

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in the case of any book-entry transfer of the Shares being tendered which is effected in accordance with the book-entry transfer procedures described above within the same three-trading day period (i) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (ii) a book-entry confirmation relating to that transfer, and (iii) all other required documents.

For these purposes, a “trading day” is any day on which the over-the-counter market on the Pink Sheets is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Condition to Payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing Shares, or a timely book-entry confirmation for the delivery of Shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares you tendered and with respect to any Shares, securities and rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. These powers of attorney and proxies will be considered coupled with an interest in the tendered Shares and additional securities attributable thereto. The appointment will be effective if, as and when, and only to the extent that, we accept your Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares (and your other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Security Land & Development’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for the Shares, we must be able to exercise full voting, consent and other rights with respect to the Shares and any additional securities attributable thereto, including voting at any meeting of Security Land & Development’s shareholders with a record date prior to the consummation of the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Security Land & Development’s shareholders.

Tendering shareholder’s Representation and Warranty; Purchasers’ Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in: (i) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer; or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s representation and warranty to us that: (i) such shareholder has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4; and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Shares will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept all decisions we make concerning these matters and wave any right you might otherwise have to challenge those decisions.

If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that: (i) you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and (ii) when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Shares and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering Shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law.

Withholding Taxes. In order to avoid “withholding taxes” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, then the U.S. Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to withholding taxes of 28%. All U.S. shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid withholding taxes (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, corporations) are not subject to withholding taxes but may be required to provide evidence of their exemption from withholding taxes. Non-U.S. shareholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate U.S. Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid withholding taxes, but nevertheless may be subject to a 15% “FIRPTA” withholding tax. See Instruction 8 to the Letter of Transmittal.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, then the shareholder should promptly notify Security Land & Development to determine the steps that must be taken in order to replace the certificates.

Section 4.  Withdrawal Rights.

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable. You may withdraw previously tendered Shares at any time prior to the Expiration Date. In addition, tendered Shares may be withdrawn at any time after sixty (60) days from the date of this Offer to Purchase if the Shares have not yet been accepted for payment by us. If we extend the Offer, delay our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered Shares may not be rescinded. If you have properly withdrawn your Shares, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re- tendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us or our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Section 5.  Certain Material U.S. Federal Income Tax Consequences of the Offer to Certain U.S. Holders.

The following is a discussion of certain material U.S. federal income tax consequences to certain U.S. persons whose Shares are sold pursuant to the Offer. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular shareholder may differ depending on that shareholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax (including withholding tax) rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is encouraged to consult such holder’s tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual shareholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A shareholder (other than certain exempt shareholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to withholding taxes at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the withholding taxes rate is 28%) unless the shareholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to withholding taxes and otherwise complies with the applicable requirements of the withholding taxes rules. If the holder is an individual, the TIN is his or her social security number. Withholding taxes is not an additional tax. Rather, the amount of the withholding taxes can be credited against the U.S. federal income tax liability of the person subject to the withholding taxes, provided that the required information is given to the IRS. If withholding taxes results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from withholding taxes may be subject to a penalty imposed by the IRS. See “The Offer - Section 3 - Procedures for Accepting the Offer and Tendering Shares.” Each shareholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid withholding taxes.

Section 6.  Price Range of the Shares; Dividends.

There is no established trading market for the Shares. The Company Offer to Purchase states that any trades have been effected in privately-negotiated transactions and that, for the years 2013 through 2015, the Company received on average less than five (5) certificates per year delivered for transfer. The Company Offer to Purchase also states that, in transactions on February 26, 2016 and March 1, 2016, Harriette Flanagin purchased 8,892 Shares for $0.26 per Share and that this is the last purchase of the Company’s common stock that the Company is aware of.

According to Security Land & Development’s publicly available documents, it has never paid a cash dividend and it does not anticipate paying cash dividends in the foreseeable future. If we acquire control of Security Land & Development, we do not have a current intention to cause it to pay a cash dividend.

Section 7.  Effects of the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Security Land & Development to the SEC if the Shares are not held by 300 or more holders of record. As set forth in the Company Offer to Purchase, Security Land & Development had 595 shareholders of record before the Company Tender Offer was commenced. Accordingly, if the Shares tendered to the Company in the Company Tender Offer and/or the Shares tendered to Purchasers in this Offer reduces the number of shareholders of record below 300, Security Land & Development would be eligible to, and has indicated that it would expect to, terminate the registration of its common stock under the Exchange Act.

Termination of the registration of the Company’s common stock under the Exchange Act would substantially reduce the information required to be furnished by Security Land & Development to its shareholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholders’ meeting and the related requirement to furnish an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Security Land & Development and persons holding “restricted securities” of Security Land & Development may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If its common stock is de-registered, it will likely become more difficult for shareholders to obtain information about the Company.

Voting Power of Purchasers. If Purchasers acquire a significant number of the Shares sought in this Offer, Purchasers could obtain a controlling voting interest in matters subject to a shareholder vote, including, without limitation, the election of directors, sale of substantially all of the assets, mergers, the liquidation of the Company and other matters requiring shareholder consent. Purchasers intend to exercise their right to vote all Shares owned by them as they may determine from time to time based on the circumstances.

However, the Company Offer to Purchase indicates that members of the Flanagin family beneficially own 2,344,295 Shares representing about 44.7% of the outstanding Shares. In addition, John C. Bell, Jr., a director of the Company, beneficially owns 372,565 Shares representing approximately 7.1% of the outstanding Shares. The Company Offer to Purchase also indicates that the Flanagin family and Mr. Bell have expressed their intention not to tender in the Company Tender Offer the 2,580,360 Shares which they beneficially own and which represent over 50% of the outstanding Shares. If the Flanagin family and Mr. Bell choose not to tender their Shares to us, then we will not acquire a majority of the Shares of the Company, even if all other shareholders tendered their Shares.

Section 8.  Certain Information Concerning the Company

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Security Land & Development contained in this Offer to Purchase has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchasers, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Security Land & Development to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchasers, the Information Agent or the Depositary. Purchasers, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to Security Land & Development Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, Security Land & Development’s headquarters are located at 2816 Washington Road #103, Augusta, Georgia 30909 and its telephone number is (706) 736-6334. According to the Security Land & Development’s Annual Report on Form 10-K for the year ended September 30, 2016, Security Land & Development, including its subsidiaries, has developed two primary business activities: (i) the acquisition of undeveloped land for investment purposes and sale at a future date or development of the land and sale after developed; and (ii) the acquisition or development of income producing properties for investment purposes and income from leasing activities.

Security Land & Development is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Security Land & Development is required to disclose in such proxy statements certain information, as of particular dates, concerning Security Land & Development’s directors and officers, their remuneration, stock options granted to them, the principal holders of Security Land & Development’s securities and any material interest of such persons in transactions with Security Land & Development. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

Section 9.  Certain Information Concerning Purchasers and Their Affiliates.

Purchasers and Affiliates. Purchasers are AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF”).

ABVP and ABOF are investment funds that are managed by AB Value Management, LLC, a New Jersey limited liability company (“ABVM”). ABVM is the general partner of ABVP. ABVM is the investment adviser of ABOF with authority to make all investments decisions including acquisition, disposition and voting of securities.

Andrew Berger is the executive officer and managing member of ABVM. ABVM and ABVP were formed in 2008, and each entity began operations in 2011. ABOF was formed and began operations in 2011. Mr. Berger is a U.S. citizen.

The business address for each of ABVP, ABOF, ABVM and Mr. Berger is 84 Elm Street, Westfield, New Jersey 07090. The telephone number for each is (732) 701-7008.

Beneficial Ownership of Shares. As of February 10, 2017, there were 5,243,107 Shares issued and outstanding. We are offering to purchase in the Offer all outstanding Shares (other than Shares that we currently own). Andrew Berger owns 50,000 Shares representing approximately less than 1% of the outstanding Shares. These are the only Shares known by us to be beneficially owned as of the date of this Offer to Purchase by us or our affiliates.

Purchases of Shares. There have been no purchases of Shares by Purchaser or their affiliates during the past sixty (60) days.

Additional Information. Except as set forth in this Offer to Purchase, neither Purchasers nor, to the knowledge of Purchasers, ACVM or Mr. Berger, or any affiliate of Purchasers, has had any business relationship or transaction with Security Land & Development or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Purchasers or its affiliates, on the one hand, and Security Land & Development or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Purchasers, ABVM or Mr. Berger has been, during the past five (5) years: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. There are no present or proposed material agreements, arrangements, understandings or relationships between Purchasers or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and Security Land & Development or any of its affiliates, executive officers, directors, controlling persons or subsidiaries, on the other hand.

Section 10.  Background of the Offer; Contacts with the Company.

During March 2017, prior to Purchasers determining to make this Offer to Purchase, an employee of ABVM spoke with a director of Security Land & Development to inquire if the director had any interest in selling his Shares to Purchasers. The director indicated that he was not interested in selling his Shares to Purchasers.

Section 11.  Purpose of the Offer; Plans for the Company.

We are making the Offer for investment purposes with a view towards making a profit. Our intent is to acquire Shares that we hope might ultimately increase in value. The Offer represents a way for us to acquire Shares given the lack of a trading market for the Shares. In addition, the Offer allows us to offer all of the shareholders an opportunity to sell all or part of their investment if they choose to do so at this time.

While Purchasers intend to seek ways to maximize the value of the Shares and Security Land & Development’s assets, Purchasers do not have any present intention to take any action in connection with any extraordinary transaction involving the Company or control of the Company. However Purchasers reserve the right to take such actions in the future.

If the Offer is consummated, we may from time to time consider additional purchases of Shares pursuant to open-market purchases, private transactions, tender offers or otherwise, subject to applicable law. Future purchases may be on the same terms or on terms that are more or less favorable to Security Land & Development’s shareholders than the terms of the Offer.

In addition, following consummation of the Offer, we may also determine to dispose of the Shares, in whole or in part, at any time and from time to time, subject to applicable laws. We may also decide to change our intentions with respect to the purposes and plans described in this Section 11. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Security Land & Development, the market for the Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

Section 12.  Source and Amount of Funds.

The Offer is not conditioned upon any financing arrangements, and we do not need the consent or approval of any investor or other third party to use our cash and cash equivalents on hand to pay the purchase price for the Shares. We estimate that the total amount of funds that we will require to consummate the Offer, including fees and expenses, is approximately $8,203,178, assuming we purchase all of the outstanding Shares pursuant to the Offer. We possess all necessary funds to consummate the Offer from cash and cash equivalents on hand. It is anticipated that, if the Offer is consummated, then: (i) approximately 50% of the tendered Shares will be purchased by ABVP and approximately 50% of the tendered Shares will be purchased by ABOF, up to a total of 636,942 Shares; and (ii) any tendered Shares in excess of 636,942 Shares will be purchased by ABOF.

Section 13.  Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Security Land & Development should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire Shares or otherwise cause a reduction in the number of Shares or other securities, (iii) issue or sell additional Shares, any Shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action, then, without prejudice to Purchasers’ rights under “The Offer - Section 14 - Conditions to Offer,” Purchasers, in their sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased. In the event that Purchasers increase or decrease the Offer Price or the percentage of Shares subject to the Offer, the minimum period during which the Offer will remain open following the date that notice of such increase or decrease is first published or sent or given to security holders will be ten (10) business days, in compliance with Rule 14e-1(b) of the Exchange Act.

If, on or after the date of this Offer to Purchase, Security Land & Development declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, Shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchasers or their nominee or transferee on Security Land & Development’s stock transfer records, then, subject to the provisions of “The Offer - Section 14 - Conditions to Offer”: (i) the Offer Price may, in the sole discretion of Purchasers, be reduced by the amount of any such cash dividends or cash distributions; and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchasers and will be required to be promptly remitted and transferred by each tendering shareholder to Purchasers, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchasers, be exercised for the benefit of Purchasers, in which case the proceeds of such exercise will promptly be remitted to Purchasers. Pending such remittance and subject to applicable law, Purchasers will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchasers in their sole discretion.

Section 14.   Conditions to the Offer.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchasers’ right to extend and amend the Offer at any time, in their sole discretion, Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchasers’ obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of Purchasers, on or prior to the Expiration Date any of the following events shall occur:

(i) there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, Security Land & Development, Purchasers or any of their affiliates, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of Purchasers, could be expected to, directly or indirectly:

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make illegal or otherwise prohibit or materially delay consummation of the Offer or seek to obtain material damages or make materially more costly the making of the Offer,

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prohibit or materially limit the ownership or operation by Purchasers or any of their affiliates of all or any material portion of the business or assets of Security Land & Development or compel Purchasers or any of their affiliates to dispose of or hold separately all or any material portion of the business or assets of Purchasers or any of their affiliates or of Security Land & Development or seek to impose any material limitation on the ability of Purchasers or any of their affiliates or of Security Land & Development to conduct its business or own such assets,

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impose limitations on the ability of Purchasers or any of their affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchasers or any of their affiliates,

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require divestiture by Purchasers or any of their affiliates of any Shares,

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result in a material adverse effect on Purchasers, any of their affiliates or Security Land & Development or the value of the Shares, or

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result in a material diminution in the benefits expected to be derived by Purchasers or any of their affiliates as a result of the Offer; or

(ii) there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in, any of the consequences referred to in the clauses of paragraph (i) above; or

(iii) Purchasers shall become aware of any change, circumstance, event or effect that has or will have occurred (or any development that has or will have occurred involving prospective changes) that is materially adverse to the business, operations, value of its assets, financial condition or results of operations of Security Land & Development or could reasonably be expected to have, in the reasonable discretion of Purchasers, a material adverse effect on Security Land & Development or the value of the Shares or, assuming consummation of the Offer, on Purchasers or any of their affiliates; or

(iv) there has or will have occurred, and continues to exist:

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any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, the over-the-counter market, or the over-the-counter market on the Pink Sheets in the United States,

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any extraordinary or material adverse change in the price of the Shares or the financial markets or major stock exchange indices in the United States, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of Security Land & Development,

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a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

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a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

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a commencement of a war, armed hostilities, terrorist attack or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

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in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

(v) except as and to the extent publicly disclosed in a report filed by Security Land & Development with the Commission prior to the date of this Offer to Purchase, Security Land & Development shall have, directly or indirectly:

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split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

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acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

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issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares, Shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

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declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any Shares of Security Land & Development’s capital stock,

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altered or proposed to alter any material term of any outstanding security,

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issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt,

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authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of Security Land & Development or any comparable event,

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authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the reasonable judgment of Purchasers, could adversely affect either the value of Security Land & Development or the value of the Shares to Purchasers or their affiliates, or

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amended or proposed, adopted or authorized any amendment to the Articles of Incorporation or By-Laws of Security Land & Development; or

(vi) Purchasers shall become aware:

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that any material contractual right of Security Land & Development shall be impaired or otherwise adversely affected or that any material amount of indebtedness of Security Land & Development shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer,

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of any covenant, term or condition in any of the instruments or agreements of Security Land & Development that, in the reasonable judgment of Purchasers, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of Security Land & Development or the value of the Shares to Purchasers or any affiliate of Purchasers or the consummation by Purchasers of the Offer (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

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that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

(vii) any material approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to Purchasers, in their reasonable discretion; or

(viii) Security Land & Development has taken or authorized any action that, in the reasonable judgment of Purchasers, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; or

(ix) (a) Purchasers or any of their affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the purchase of any material portion of the securities or assets of Security Land & Development, or (b) Purchasers or any of their affiliates and Security Land & Development shall have agreed that Purchasers shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the reasonable judgment of Purchasers, in any such case and regardless of the circumstances (excluding any action or inaction by Purchasers or any affiliate of Purchasers, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Purchasers and may be asserted by Purchasers regardless of the circumstances (excluding any action or inaction by Purchasers or any affiliate of Purchasers, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition and may be waived by Purchasers in whole or in part at any time and from time to time, in each case, up until the expiration of the Offer and in the exercise of the sole discretion of Purchasers. The failure by Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, up until the expiration of the Offer. Subject to applicable rules and regulations of the Commission and applicable law, any reasonable determination by Purchasers concerning any condition described in this Section 14 shall be final and binding on all parties, provided that determinations regarding such conditions may be ultimately resolved by a court of competent jurisdiction. A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall promptly be returned to the tendering shareholders.

Section 15.  Certain Legal Matters; Required Regulatory Approvals.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Security Land & Development with the SEC regarding Security Land & Development, Purchasers are not aware of any licenses or regulatory permits that would be material to the business of Security Land & Development, taken as a whole, and that might be adversely affected by Purchasers’ acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or other governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by Purchasers pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there is no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Security Land & Development’s business in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchasers do not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchasers’ right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in “The Offer - Section 14 - Conditions to Offer” shall have occurred). Purchasers’ obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “The Offer - Section 14 - Conditions to Offer.”

Section 16.  Certain Fees and Expenses.

We have retained Direct Transfer LLC to serve as our Depositary and InvestorCom, Inc. to serve as our Information Agent. We will pay the Depositary and the Information Agent reasonable and customary compensation for its services in connection with the Offer and reimburse each of them for reasonable out-of-pocket expenses, and will indemnify each of them against specified liabilities and expenses in connection with its services, including specified liabilities under the federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offer to their customers.

Section 17.  Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Purchasers). This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. Purchasers are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchasers will make a good faith effort to comply with such state statute. If, after such good faith effort Purchasers cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ABVP AND ABOF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Security Land & Development or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Direct Transfer LLC

By Hand, Mail, and Overnight Courier:

Direct Transfer LLC
Attn: Corporate Actions
500 Permiter Park Drive, Suite D
Morrisville, NC 27560

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

InvestorCom
65 Locust Avenue, Third Floor
New Canaan, CT 06840
Phone (203) 972-9300
Toll Free (877) 972-0090

You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.